Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Robert J. Labick –  Analyst, CJS Securities, Inc.
Rupesh Parikh - Analyst, Oppenheimer & Co., Inc.
Olivia Tong – Analyst, Bank of America Merrill Lynch
Anthony C. Lebiedzinski – Analyst, Sidoti & Co. LLC
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Greetings and welcome to the Helen of Troy Second Quarter Fiscal 2021 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions]

It is now my pleasure to introduce your host Mr. Jack Jancin, Senior Vice President of Corporate Business Development. Thank you, sir. Please go ahead.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone, and welcome to Helen of Troy's second quarter fiscal year 2021 earnings conference call. The agenda for the call this morning is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on some high-level results for the quarter, discuss current business trends. Then Mr. Brian Grass, the company's CFO, will review the financials in more detail and reflect on considerations from the ongoing COVID-19 pandemic uncertainty as fiscal year 2021 progresses. Both Julien and Brian will speak to you about our announced leadership plans. Following this, we will open the call to take your questions.
This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today's earnings release has been posted to the Investor Relations section of the company's website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the investor Relations tab on the company's home page, and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack. Good morning, everyone, and thank you for joining us today. I hope you and your families are staying safe and healthy. We recognize that people around the world continue to suffer as the virus and natural disasters take their toll. We extend our deepest sympathy to those who have lost loved ones to COVID-19, have been ill with the virus, have faced financial hardship, or are dealing with the devastating impact of hurricanes or wildfires.

Turning to our earnings, Helen of Troy posted outstanding results this morning, as our diversified portfolio continues to perform very well. We have been able to successfully adapt to and navigate through countless COVID-related challenges. From the start of this pandemic, we took decisive action to lead our business and organization through uncharted waters.

We had two goals in mind. Our first was to safeguard employee health, while continuing to provide our consumers and customers with a high level of service they have become accustomed to. Our second goal has been to adapt to the new normals with the speed and agility needed to stay focused on delivering business results for the here and now, while also advancing our multiyear Phase II strategic plan for sustained long-term results.

We remain laser-focused on those goals and on our Phase II Transformation targets. We began leaning back into our key Phase II priorities in the second quarter. The continued strength of the business now puts us in a position to do so even further in the back half of our fiscal year. We believe these investments will continue to benefit all stakeholders as we drive our value creation flywheel.

The results we are reporting today would not be possible without the tremendous commitment of our exceptional people. The dedication of the essential frontline workers in our distribution centers, in our test labs, and in our operational hubs around the world continue to make the difference every single day. All around the world, our associates are delivering elevated throughput to meet as much demand as possible in the challenging conditions from COVID and its ripple effects around the world.

I am very proud to see how Helen of Troy's people in all parts of our business have embraced the shared sacrifice we asked of them during the early months of this crisis to preserve the organization and capabilities we all worked so hard to build in the transformation. Their trust and their hard work continue to pay off, as the resilience of our business, organization, and culture gets tested and confirmed.

As a result, in early July, we shared that we would restore all wages, salaries, and director compensation to pre-COVID levels effective August 1. I am pleased to share that later in the second quarter, we also made our people whole on all back pay resulting from the temporary wage and salary reductions. We believe this is core to our values and highly consistent with our stated strategic goal to attract, retain, unify, and train the very best people. It's also simply the right thing to do.

With regard to the status of our offices and our work-from-home arrangements, we expect to continue our current mix of essential workers operating our distribution centers and keeping many of our international offices open, such as those in Europe and Asia, while other Helen of Troy associates will most likely continue to work from home through the end of this fiscal year. We will continue to closely monitor the ever-changing COVID-19 situation to make sure our approach to facilities and work environment stays timely, thoughtful, carefully measured, and complies with expert guidance and local regulations.

Before I discuss our business results further, I would like to touch on the two executive leadership announcements highlighted in today's press release. Helen of Troy's Board of Directors has asked me to extend my service as Helen of Troy's CEO beyond the February 28, 2023 end date in my current employment agreement.

I am honored by their continued faith in me and enthusiastic about serving an additional year. I believe there is considerable opportunity ahead for continued growth of our revenues, profitability, brand portfolio, our global footprint, and our capabilities. When the amended employment agreement is finalized, we will make a formal announcement.

I feel very fortunate to have had the opportunity to lead the company not only through the remaining 3.5 years of Phase II of our Transformation plan, but also to provide continuity of leadership through all 10 years of transformation. I am right where I enjoy being, at the heart of our strategic thinking with a special responsibility to further reinvent our business, deliver sustained performance, and continue building organizational and cultural excellence. I look forward to stewarding the company through the end of fiscal 2024 and through a smooth succession planning for the next generation of leaders for fiscal 2025 and beyond.

The second executive management announcement we made today is that our friend, colleague, and Chief Financial Officer, Brian Grass, intends to retire a little over a year from now, effective November 1, 2021. Brian is a valued partner to me and to our Global Leadership team. I greatly appreciate his expertise, integrity, high standards, and countless contributions during what will be more than a 15-year career at Helen of Troy.

He has been influential in helping advance our transformation into a company that is built to last. Brian is rightfully proud of what he and the company have achieved, as well as the considerable progress he and his team have accomplished raising the levels of excellence for our global corporate finance team and for many of our systems. He has also been highly focused on establishing a compelling bench of internal CFO succession talent that we intend to groom over the next year.

We also intend to conduct a comprehensive external search to ensure we have the very best next CFO for Helen of Troy. We expect that person to provide the outstanding level of financial leadership we are accustomed to, and to continue to deliver on our transformation. Brian will speak more about his plans to retire during his remarks. Over the next year, he will continue to remain fully in his role, providing highly effective executive management and financial governance, and will assist with a seamless transition when the time comes.

Now on to our business results. Our diversified business model and portfolio served us well in the second quarter and drove an outstanding first half for fiscal 2021. As highlighted in our press release, we continue to see strong customer demand for our products across each of our three business segments globally.

Net sales growth was 28.2%. Adjusted diluted EPS grew a robust 68.3%. That growth was broad based, as all business segments and international grew at least 20% in the quarter. Margins expanded behind mix improvements, disciplined investment spending, and operating leverage within our business units and in our shared service platforms.

Our Leadership Brands performed extremely well, growing 30.3%, including a 3.2% contribution from Drybar. Online sales grew 32% and represented approximately 24% of our total sales in the quarter, as the pandemic continued to accelerate the consumer trend from bricks to clicks. The first half of this fiscal year marked an excellent start to the second year of Phase II. First half net sales grew by 20.4%, powered by Leadership Brand growth of 23.3%. International sales were notable, growing double-digit in the first half of the year. The major projects in EMEA and Asia, under our Phase II strategy to double-

down on international, are performing ahead of internal expectations and creating attractive new investment opportunities to continue driving international growth. Sales in online channel increased by 32% to represent approximately 26% of our total fiscal year-to-date sales. Adjusted diluted EPS increased by 46.5% in the first half and we generated $186 million of operating cash flow.

Combination of winning first half results and strong prospects for the business in the back half of this fiscal year allow us to restore even more of the major Phase II investments originally planned for this year and what we communicated in our July call. We believe this will help power the long-term sustainability of our value creation flywheel.

The additional spending allows us to make key hires and drive ahead on direct-to-consumer, customization, product innovation, and marketing. It also allows us to provide more marketing support for the distribution gains we have earned, further diversify our supply chain beyond China, and make investments to expand our supply capacity and our infrastructure.

The infrastructure investments are especially important in these middle years of Phase II, as we expand our distribution and IT capabilities to keep up with what has been more than 30% growth since our original transformation began, and to prepare us to handle our future growth prospects. We are also leaning into additional select marketing opportunities across our business and regional portfolio, such as Hydro Flask, no-touch thermometers, and in supporting our volumizer franchise.

Even with demand continuing to surge in health-related categories, we believe it is prudent to continue to manage our marketing spend in the back half, given the biological uncertainty about the path of COVID and given the veracity of the current cold and flu season, as well as other unknowns around consumer demand.

Our efforts to improve supply are working, yet are still unlikely to satisfy all of the current demand. Taken together, these uncertainties make us unable to give specific quantitative financial guidance at this time. Brian will provide some additional perspective on this in his remarks.

Regarding current trends, we like what we see so far. September was another very strong month across nearly all parts of the business. Major trends in health-related products continue, especially as the indoor season begins in northern climates, as hybrid school models start-up, and as the overall nesting trend continues. While those have been positive business drivers for us, we expect the torrid pace of revenue growth to moderate somewhat in the back half as we anniversary a very strong finish to our last fiscal year.

Switching now to results for the second quarter and our business segments, we are extremely pleased with our performance in Beauty, delivering 23% Organic sales growth, the highest we have seen in more than a decade. The Drybar acquisition contributed a further 12.1 percentage points to the segment's total sales growth of 34.6% in the quarter.

The Organic growth comes on top of the 9.3% Organic sales growth in the same period last year, despite the current challenges around retailers, who are grappling with stay-at-home recommendations and measured reopening of their brick-and-mortar stores; testament to our innovation stream and the strength of the One-Step volumizer franchise as it continues to generate rave customer reviews for an expanding distribution and grow its market share.

Syndicated data shows that during the latest 52-week period, Helen of Troy further grew its number one market share position in the online channel for US hair care appliances and continues to hold a significant lead. Syndicated data in brick-and-mortar shows that during the latest 52-week period, we also grew our number two share position in the market for US retail appliances.

Our first-mover volumizer appliance innovations continue to be a major driver and are a key expansion focus for us even as competitive copycat products enter the market. Our Revlon and Hot Tools One-Step volumizers have now earned more than 90,000 online consumer reviews with ratings of 4.5 stars and up, depending on the site, and considerable media attention, both in traditional vehicles and on social media platforms.

Sales of our newest leadership brand, Drybar, were all incremental in the quarter. The beauty industry has been among the hardest hit by COVID, shutting down hair salons and slowing reopenings and traffic at major retailers in the prestige channel and in other parts of retail brick-and-mortar.

Despite this challenge, Drybar revenue improved sequentially each month of the second quarter, as Drybar salons expanded their careful market-by-market reopening plans that prioritize the safety of its clients. By mid-September, Drybar salons had largely reopened for business, especially those outside of coastal cities, but remain impacted by COVID.

Prestige retail faced similar challenges during the quarter, responding by accelerating the use of e-commerce; buy online and pickup in-store, or BOPIS; and curbside pickup as they gradually reopen more of their brick-and-mortar stores. For key customers like Ulta, Sephora, and Nordstrom, traffic remains a challenge, but we continue to see positive sequential purchase trends for stores that have reopened.

With regard to our previously disclosed divestiture plan for the Personal Care business, process is advancing and we anticipate being able to share more progress when we report our earnings for the third quarter in January.

Now turning to Health & Home, an outstanding performance. Momentum continued in the second quarter, as the segment's simple mission was more relevant than ever, be there when consumers need us most with trusted solutions for healthy living and peace of mind. Organic sales grew 33.1%, as all four of our Health & Home Leadership Brands grew sharply in the quarter. Demand remains very strong for Vicks, Braun, Honeywell, and PUR products that address needs around temperature, humidity, water quality, and air quality.

The trends in the second quarter were especially powerful. New COVID developments emerged almost every day, the northern hemisphere generally experienced a very hot and dry summer, and devastating wildfires continued to rage across large swaths of the western United States. Beyond the immediate impact of these events on the business, we believe the heightened media attention on our categories and brands had important positive short- and long-term implications for category development and household penetration, especially as this attention comes at a time when consumers are focused on current events and learning more about protecting health.

Braun remains our most global brand and is seeing significantly elevated demand. All Braun thermometer types are very relevant today, but none more so than our no-touch or non-contact thermometers, which measure and record a person's temperature with clinical accuracy, yet require no physical contact.

The use of thermometers is changing from what was primarily a diagnostic tool to understand the severity of an illness and to distinguish between a cold and the flu, to now a prescreening device recommended by experts for use in identifying the potential presence of a virus like COVID-19. Thermometers have become the first line of defense to help protect not only our loved ones in the home, but to now also monitor public health and safety in schools, restaurants, stores, worksites, institutions, and in transportation systems.

Earlier this year, we shared that we began investing additional capital and human resources into expanding thermometer production capacity, including no-touch and ear. On top of the increasing capacity we secured in the first quarter, further production increases helped us satisfy even more of the demand in the second quarter. We are also adding incremental supply that should be operational in the third quarter and yet more coming online in the fourth quarter.

With this ramp-up, we expect to be more than double our total pre-COVID capacity by the end of the year. This will much better match thermometer output to the ongoing pandemic and better handle our fourth quarter, during which the cough, cold and flu season traditionally peak.

Air purification has also been a very hot category. US sales for our Honeywell air purifiers grew strongly during the quarter. The key drivers were increasing concerns around COVID, especially as indoor season approaches for many households, as well as institutions, such as restaurants, schools, and universities. Our air purifier sales were further aided by heightened media attention, highlighting the potential health benefits of using an air purifier during the pandemic.

We also saw an early start to the wildfire season this year. Multiple August blazes in the Western United States, unfortunately, stand out even among recent record-breaking fire seasons for their scale and their intensity. Finding (sic) [Declining] air quality from wildfires can also compound concerns around COVID-19, as more people are confined to enclosed spaces and polluted air can create risk of airway damage and respiratory infection.

The surge in air purifier demand has been much stronger than we expected, straining our supply chain. We have responded quickly with a 50% increase in air purifier supply becoming operational by the end of next month.

Demand for water purification also continued in the quarter underscored by two key trends. The first is from COVID-19, as many people who continue to shelter in place and work from home are seeking additional avenues to help protect themselves and their families. The second is that our PUR products are benefiting from an increasing trend of single-use plastic bottle bans around the world as mind-sets shift towards more sustainable purchase and usage habits.

Propelled by these trends and increases in supply and in distribution, syndicated data shows that PUR's growth has outpaced the growth of the category, resulting in market share gains for PUR's US devices and replacement filters in brick-and-mortar.

Lastly in Health & Home, we have seen continued strong demand for our Vicks humidifier devices and VapoSteam inhalants. These products are designed to ease breathing by helping relieve the common symptoms of cough and congestion that can accompany a wide range of respiratory infections. According to syndicated data, our Vicks inhalant and humidifier businesses grew market share in the US brick-and-mortar market during the quarter.

In Housewares, second quarter sales increased by over 20%, even as we faced a particularly strong comparison, in which the segment grew more than 22% in the same period last year. Both of our Housewares Leadership Brands grew during the quarter. It is clear the pandemic is changing nearly everything in our daily lives, including the way consumers look at food. As people continue adapting to shelter-in-place guidelines, new habits are forming. Many, who used to rely on eating outside the home, are now getting reacquainted with their kitchens.

Studies confirmed that consumers, especially millennials, are experiencing the joy of cooking more while sheltering in place and experimenting with a wider variety of meal options. It is this time of experimentation and newfound fun that is also expanding their use of essential products and gadgets for cooking, baking, brewing, cleaning, storage, and organization. All of these are in the sweet spot for our outstanding OXO lineup that helps consumers transform their homes and kitchens into engaging, efficient spaces that make every day better every day.

We are excited about the prospects for the brand, as OXO benefits from these positive new habits and greater adoption by a new and younger demographic. This is positively compounded by follow-on sales OXO usually earns once a household is penetrated.

OXO grew in brick-and-mortar, online and internationally during the quarter, as we gained distribution, launched new products and benefited from very strong point-of-sale trend and store traffic at certain retailers. Bath, food storage, coffee, measuring, and baking had particularly explosive growth. International sales for OXO were also an excellent source of growth, especially in EMEA and online. OXO's domestic online sales benefited from significant increases in direct-to-consumer, as the trends from bricks to clicks continued.

Dotcoms such as Amazon, OXO.com, and Target.com were also standouts. Market share gains were strong for OXO in the United States. Syndicated data shows that even as the US housewares category has grown fast, OXO's dollar sales growth during the quarter has been roughly twice as fast. OXO's partnership with 1% for the Planet further aligns the brand with its consumer as it joins a global community of brands that reinforce their positive equity by giving back the equivalent of 1% of its sales to environmental nonprofits.

Hydro Flask returned to growth during the quarter as more people returned to the outdoors and to key brick-and-mortar retailers, which slowly reopen. The brand overcame a particularly strong comparison in the same period last year and overcame this year's headwinds from closures and lower store traffic at key retailers. According to syndicated data, Hydro Flask continued to sustain its number one US market share position and its large lead over competitors in insulated hydration vessels.

International sales for Hydro Flask grew very fast in the quarter. Our retail stores were largely open by the end of the quarter. Consumers continue to shop online, where the brand delivered strong e-commerce and DTC sales. Hydro Flask's brick-and-mortar point-of-sale also began to improve, as foot traffic started to reemerge in regions where consumers felt more comfortable leaving their homes. While it is likely COVID will persist for a longer time than any of us would like, we continue to like our prospects on Hydro Flask, as it remains highly relevant and wildly popular and with its on-trend positioning, products, distribution, and online presence.

As I wrap up my comments, I would like to emphasize the focus we are placing on our Phase II initiatives. They are the key to continuing to drive our value creation flywheel. Heading into the back half of fiscal 2021, our portfolio is demonstrating excellent momentum, allowing us to use our cash flow to continue selectively investing in Phase II.

Our balance sheet and financial position are very strong and capable of supporting accelerated investment. With our strong cash flow and low leverage, we're in a strong position to fund higher inventory levels, deploy capital toward accretive acquisition that adds more critical mass to that flywheel, and consider opportunistic share repurchases.

While many challenges from COVID grab the headlines, we believe we are creating a company that is built to last and has proven its ability to create value for our stakeholders in a wide range of market environments. Focusing on delivering results for all stakeholders has been a hallmark of Helen of Troy throughout its transformation; we are proud to continue that work.

I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone, and thank you for joining us. I hope that you're safe and healthy. Our thoughts continue to be with the people who've been directly affected by the COVID-19 pandemic. We want to extend our appreciation for the efforts of first responders, healthcare providers, and essential workers, and for the efforts of our own associates that aren't able to work from home. I'm pleased to say that the rate of infection among our associates has been minimal. Our priority has been and continues to be their well-being during this unprecedented time.

The impact of COVID-19 pandemic has significantly accelerated demand for our Leadership Brands, and I'm grateful that Helen of Troy is in the position to continue to provide products that help individuals and families during this difficult time.

As Julien highlighted, we delivered an exceptional quarter, reporting more than 20% growth across all three segments and strong operating margin expansion. Our profitability was buoyed by temporary expense reduction and deferral initiatives put in place earlier in the year due to the uncertainty of the pandemic's impact on economic activity.

Based on our strong performance and a little more visibility with respect to COVID's impact on our business, we have now reversed many of the expense reduction initiatives, particularly personnel-related actions, and reactivated several key Phase II investments. We remain below normalized levels of marketing spend for several reasons, which I will cover later in my remarks.

On the whole, the business is showing sales strength that I have not seen in my 14 years at the company, which combined with an expanding gross profit margin and expense discipline resulted in adjusted diluted EPS growth of 68.3% in the second quarter.

Our liquidity was another highlight, ending the quarter with $1.1 billion in liquidity, including $148.4 million in cash and $955 million available on our $1.25 billion credit facility, and our liquidity has continued to improve into October.

We generated $171 million of free cash flow in the first six months of the year and we increased inventory by almost $100 million and made capital expenditure investments of $15.2 million to better satisfy the surges in demand we have seen and help mitigate any potential further COVID-19 disruption on our supply chain.

As we noted in today's earnings release, we have deferred our outlook for fiscal 2021 at this time. We expect to return to our historical practice of providing an outlook once visibility improves.

Now moving on to a more detailed review of the quarter. Consolidated net sales revenue was $530.9 million, a 28.2% increase over the prior year. Organic business net sales grew 25.7% driven by very strong sales growth in all three business segments. As expected, we saw improving trends in the Housewares and Beauty segments, and second quarter demand in the Health & Home segment continued to drive growth consistent with the first quarter.

This strength more than offset the adverse impact of COVID-19-related store closures and lower store traffic at certain retail customers during the quarter, which continued to adversely impact net sales, primarily in our Housewares and Beauty segments. This includes retailers such as DICK'S, REI, Bed Bath & Beyond, specialty outdoor, specialty kitchen, department stores, Ulta, Sally's, Drybar salons, and closeout retailers, where same-store net sales were generally down due to either store closures early in the quarter, or reductions in foot traffic as consumers continued to adjust their shopping behaviors and discretionary spending.

Consolidated sales in the online channel grew approximately 32% year-over-year to comprise approximately 24% of our consolidated net sales in the second quarter. Sales from our Leadership Brands grew 30.3% in the quarter, which includes 3.2 percentage points of growth from Drybar. While Drybar's sales improved sequentially from the first quarter of the fiscal year, its second quarter sales continued to be hindered by Drybar salon and key customer store closures.

Organic sales for our Housewares segment increased 20.2%, which included growth for both the OXO and Hydro Flask brands. This reflects higher demand for OXO products, as consumers spent more time at home cooking, cleaning, organizing, and pantry loading in response to COVID-19, and increase in online sales for both OXO and Hydro Flask, higher sales in the club channel, growth in international sales, and new product introductions. These factors were partially offset by the COVID-19-related impact of reduced store traffic and store closures at certain retail brick-and-mortar customers, mostly in the early part of the quarter.

Health & Home Organic business net sales increased 33.1% due to consumer demand for health care and healthy living products in domestic and international markets in both brick-and-mortar and online channels, due primarily to COVID-19 and demand driven by severe wildfire activity on the West Coast of the United States. These factors were partially offset by declines in non-strategic category.

Beauty segment net sales grew 34.6% and Organic sales increased 23%, driven primarily by strong demand for our One-Step family of products, expanded distribution, and an increase in international sales. Drybar Products contributed net sales revenue of $10.5 million, or 12.1%, to segment net sales growth.

These factors were partially offset by a sales decline in the legacy mass market personal care business, the impact of store closures early in the quarter, and lower foot traffic at certain retailers, and the unfavorably impacted net foreign currency fluctuations of approximately $0.4 million, or 0.5%.

Consolidated gross profit margin expanded to 43.4% compared to 43%. The 0.4 percentage point increase is primarily due to a favorable product mix within Health & Home and the Organic Beauty business, the favorable impact of the Drybar Products acquisition, the favorable channel mix within the Housewares segment, lower direct import sales, and lower airfreight expense. These factors were partially offset by unfavorable product mix in the Housewares segment and the unfavorable comparative impact of tariff exclusion refunds received in the prior year period.

Consolidated SG&A was 24.7% of net sales compared to 29.8%. The 5.1 percentage point decrease is primarily due to the impact that higher overall sales had on operating leverage and cost reduction initiatives, including temporary personnel, advertising, and travel expense reductions due to the uncertainty of COVID-19. These factors were partially offset by higher performance-based annual incentive compensation, higher legal expense, and higher customer chargeback activity.

An SG&A ratio of 24.7% is below our historical norm due partially to the surge in revenue, but also due to cost reduction measures in place for a portion of the quarter and lower marketing spend due to supply and distribution capacity constraints in certain parts of the business, which I will discuss later in my remarks.

GAAP operating income was $99.3 million, or 18.7% of net sales, compared to $54.5 million, or 13.2% of net sales, in the same period last year. On an adjusted basis, consolidated operating margin was 20.4% compared to 15.9% in the same period last year. The 4.5 percentage point increase primarily reflects the favorable impact that higher overall sales had on operating leverage, a favorable product mix within Health & Home and the Organic Beauty business, a favorable channel mix within the Housewares, and cost reduction initiatives, including temporary personnel, advertising, and travel expense reductions due to the uncertainty of COVID-19.

These factors were partially offset by an unfavorable product mix within the Housewares segment, the unfavorable comparative impact of tariff exclusion refunds received in the prior-year period, higher performance-based incentive compensation, higher legal expense, and higher freight and distribution expense.

Housewares adjusted operating margin increased 1.3 percentage points to 23.7%, primarily reflecting the impact that higher overall sales had on operating leverage, a more favorable channel mix, and cost reduction initiatives, including temporary personnel, advertising, and travel expense reductions due to COVID-19. These factors were partially offset by a less favorable product mix, higher performance-based incentive compensation expense, higher freight and distribution expense to support strong demand, and increased customer chargeback activity.

Health & Home adjusted operating margin increased 6.7 percentage points to 17.9%, primarily reflecting the impact that higher overall sales had on operating leverage, a more favorable product mix, and cost reduction initiatives due to COVID-19. These factors were partially offset by the unfavorable comparative impact of tariff exclusion refunds received in the prior-year period and higher performance-based incentive compensation expense.

Beauty adjusted operating margin increased 7.6 percentage points to 19.5%, primarily due to the impact that higher overall sales had on operating leverage, a more favorable product mix, lower airfreight expense, and cost reduction initiatives due to COVID-19. These factors were partially offset by higher personnel expense related to the acquisition of Drybar Products, higher performance-based incentive compensation expense, and increased legal expense.

Moving on to taxes. Income tax expense as a percentage of pre-tax income was 9.6% compared to income tax expense of 10.3%, primarily due to the benefits recognized from the transition of our Macau entity from offshore to onshore status, partially offset by increases in liabilities related to uncertain tax positions. As you may recall, we currently have an indefinite tax holiday in Macau.

The Macau Offshore Law and its supplementary regulations that grant tax incentives to approved offshore institutions will be abolished on January 1, 2021. Existing approved offshore institutions, such as ours, can continue to operate under the offshore regime until the end of calendar year 2020. Beginning in calendar year 2021, our Macau subsidiary will transition to onshore status and become subject to a statutory corporate income tax rate of approximately 12%.

As previously disclosed, the impact of this change on our consolidated effective tax rate was subject to a transfer pricing analysis, which was completed in the second quarter. On an annual basis, we expect this change to increase our overall consolidated effective tax rate by 1.5 to 2 percentage points beginning in fiscal year 2022, which we consider to be a favorable outcome, given the extent of the corporate tax rate change.

Net income was $87.3 million, or $3.43 per diluted share, on 25.5 million shares outstanding compared to $46.1 million, or $1.83 per diluted share, in the prior year on 25.2 million shares outstanding. Non-GAAP adjusted income grew 69.7% to $95.9 million, or $3.77 per diluted share, compared to $56.5 million, or $2.24 per diluted share.

Now moving on to our financial position for the second quarter of fiscal 2021 compared to the second quarter of fiscal 2020. Accounts receivable turnover was 68.7 days compared to 68.4 days for the same period last year. Our accounts receivable balance was $402 million compared to $310.4 million in the same period last year. Inventory turnover was 3.3 times for the trailing 12 months ended August 31, 2020 compared to 2.9 times for the prior year period. Inventory was $350.2 million compared to $370.9 million.

Net cash provided by operating activities increased $148.1 million to $186.3 million for the first six months of fiscal 2021. The increase was primarily due to higher net income and higher cash provided by accounts payable and accrued expenses, partially offset by higher cash used for receivables and inventory.

The increases in working capital components are in-line with our expectations due to the significant growth this fiscal year and our efforts to mitigate any further potential COVID-19 disruption on our supply chain with higher inventory levels. We expect to further build inventory leading into our peak selling seasons in the second half of the year. Total short and long-term debt was $300.1 million compared to $301.2 million.

Free cash flow for the first six months of fiscal 2021 increased $141.7 million to $171 million. As of the end of the second quarter, our leverage ratio as defined in our debt agreements was 0.9 times compared to 1.2 times at the same time last year. This is a sequential decrease compared to 1.1 times as of the end of the first quarter of this fiscal year. Our net leverage ratio, which nets our cash and cash equivalents with our outstanding debt, was 0.5 times at the end of the quarter.

We continue to hold higher-than-normal levels of cash to protect us against any future exogenous shocks to the credit markets and allow us to fund our targeted inventory levels going into our peak selling seasons and through Chinese New Year without the need to incur further debt. We believe our liquidity and cash flow puts us in a great position to continue navigating the uncertainty of the external environment and take advantage of potential capital allocation opportunities.

Now on to business update. As we look to the remainder of the fiscal year, we are still operating in an extremely dynamic environment. Due to the evolving COVID-19 pandemic and related consumer and business uncertainty, we're not providing an outlook for fiscal 2021 at this time.

In addition to the lack of visibility into consumer demand and the uncertain impact of COVID-19 on the retail environment, trends are emerging that may impact our ability to fulfill some orders on a timely basis and our ability to make marketing investments with an acceptable return. All of which have a significant impact on our ability to forecast within a reasonable range.

As previously disclosed during the first quarter of fiscal 2021, as part of the comprehensive approach to preserve our cash flow and adjust our cost structure to align to lower anticipated revenue, we implemented a number of temporary precautionary measures in response to the uncertainty from COVID-19. Based on stronger-than-expected performance, we reversed a number of these measures towards the end of the second quarter of fiscal 2021, including a restoration of all wages, salaries, and director compensation pre-COVID-19 levels.

In addition, towards the end of the second quarter, we also selectively increased levels of investments in certain marketing activities, new product development and launches, and capital expenditures in support of our Phase II Transformation strategy. During the remainder of the fiscal year, we are planning to continue to increase our marketing and other growth investments.

We continue to see very strong demand trends in many of our product categories. In the second quarter, demand continued to outpace even recently increased supply capacity with respect to thermometry, air filtration, water filtration, and various products within Housewares, which in some cases is resulting in out-of-stocks.

Surges in demand and shifts in shopping patterns related to COVID-19 have strained the US freight network, which is resulting in carrier delays. In addition to Housewares sales growth of 14.1% and 22.4% in fiscal years 2019 and 2020, respectively, demand has further surged for the OXO brand, which, in combination with carrier delays, has caused order flow to outpace shipping capacity in one of our distribution centers.

In some cases, this is resulting in out-of-stocks at retail for some OXO items. While we have moved very quickly to bring additional distribution and storage facilities online in support of surging order volume and higher targeted inventory holdings heading into our peak selling season, we believe there could continue to be some level of out-of-stocks in certain parts of our business.

Not only do these trends impact our ability to accurately forecast revenue, they can also limit our ability to make marketing expenditures with an adequate return on investment. In certain categories, where macro trends like COVID-19 are driving demand significantly higher than historical levels, or in situations where supply or distribution is capacity-constrained, we believe that driving additional demand through incremental marketing activities could compound potential shipment delays or out-of-stocks. In these situations, currently planned marketing investments designed to drive short-term demand would not be made.

We believe these factors could contribute to a wide variation of outcomes with respect to our adjusted diluted EPS for the remainder of the year. Our base plan is to make the majority of the incremental marketing investments that we planned at the beginning of the year and that we believe are best for the long-term health of our brands. If we are able to execute against our base plan, we would expect adjusted operating margin for the full fiscal year to expand by approximately 0.2 to 0.4 percentage points compared to fiscal 2020, which would imply year-over-year compression in the second half of the year.

If current demand trends continue and we are not able to execute against our base plan, adjusted operating margin could expand by as much as 0.8 to 1.6 percentage points for the full fiscal year compared to fiscal 2020. As a result, we believe there could be as much as $0.50 to $1.00 of adjusted diluted EPS variability just for marketing investments that are planned for the second half of the year, but may not be made due to an unacceptable return on investment, capacity constraints, or lack of visibility. This range does not include the additional potential revenue variability from COVID-19.

While this year is certainly testing us all, I am pleased with how our entire organization is rising to the challenge. Our teams are working hard to fulfill customer and consumer orders, while simultaneously executing the key Phase II initiatives we have chosen and developing operational plans for a variety of scenarios. We remain disciplined, yet opportunistic in our expense and capital investment approach, focusing on maintaining a strong balance sheet to ensure we have the flexibility to pivot our approach as we navigate these uncertain times.

Finally, just a few comments regarding the announcement of my intent to retire on November 1, 2021, just over one year from now. As stated in today's earnings release, I put aside my entrepreneurial interests for almost my entire career, and I've now reached a point where I can explore these interests in a financially responsible way, while still being young enough to do it. It's my dream to build something that I can hand over to my son one day.

I also want to be more available for my son than I would be if I continued in my current role. I believe I can be as successful in different ways in my professional career, but the only way I can be successful as a dad is to be there. My wife has been nothing, but patiently supportive despite the long hours, personal sacrifices, and intrusions on family time, but I owe her more. To use a financial analogy, I've made a lot of withdrawals from the family account, and it is time to start making some deposits.

Finally, I've always tried to put the company's interests first, and I believe the company will benefit from a fresh set of eyes, new blood, and a different voice. I'm proud to say that the company has never been stronger financially, operationally, or strategically; and I believe the best is yet to come. I'm also proud that we have developed strong internal CFO succession talent, whom we will continue to groom over the next year. The company also intends to conduct an external search to ensure the best possible succession for Helen of Troy.

I want to thank Julien for this friendship, mentorship, and trust. I also want to thank Julien, the Board of Directors, our Global Leadership Team and the finance organization for allowing me to be a part of this amazing journey. It is a gift to be entrusted with the responsibility of leading a company like Helen of Troy, and I am truly grateful. I look forward to working with Julien to ensure the smoothest possible transition for the company. I also look forward to speaking with many of you over the next year; hopefully, in person at some point.

And with that, I'd like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] Our first question today is coming from Bob Labick of CJS Securities. Please go ahead.

<Q - Bob Labick - CJS Securities, Inc.>: Good morning and congratulations on the personal news, as well as the strong operating performance.

<A - Brian Grass - Helen of Troy Ltd.>: Thanks, Bob.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thanks, Bob. Great to hear from you. Appreciate it.

<Q - Bob Labick - CJS Securities, Inc.>: Yeah. You guys as well. Great. Now, it's super exciting to hear, Julien, that you're extending your contract and staying on; and Brian, obviously, I'll admit a little bit of a surprise announcement, but it sounds like you've thought about it a lot and it sounds terrific, so congratulations.

<A - Brian Grass - Helen of Troy Ltd.>: Well, thanks. I'm going to miss working with you, for sure, and it's not goodbye now, so we have a little bit of time. But I valued our working together over the past, so I'll miss that.

<Q - Bob Labick - CJS Securities, Inc.>: Oh, absolutely. No, I appreciate it very much as well and I won't say goodbye yet either, because we have another year. Maybe before just jumping to the operational results, one more question for you, Brian, if you don't mind. Can you talk about your current ownership position in Helen of Troy and how that might change or be impacted if that's thought of as part of the funding of your future pursuits or how you're thinking about that?

<A - Brian Grass - Helen of Troy Ltd.>: Sure. So I have a meaningful position in Helen of Troy in terms of stock ownership, and I would expect – the takeaway is, I would expect that to continue through my date of retirement. I do expect to have some level of sales for diversification purposes and retirement planning purposes. But again, I expect my ownership to remain meaningful throughout my tenure.

It's also important to note that per my severance agreement and our retirement plan, I'm eligible for continued vesting of my stock awards. And so, I'll have a vested interest in Helen of Troy's success, the succession planning work that we're doing for years after my retirement because I have vested interest in those stock awards that will vest one, two, three years after the date of my retirement.

So, I think the key takeaway is, I have a very, very meaningful ownership interest in Helen of Troy stock, and I won't expect that to change in a meaningful way, although there could be some sales over time just again for diversification and retirement planning.

<Q - Bob Labick - CJS Securities, Inc.>: Okay, got it. Makes a lot of sense. And as I said, we have another year, so I won't say goodbye. But jumping over to operations or just the business in general, obviously, you guys are a consumer-centric company, focusing on innovation and new products, and that's what's been driving your growth for so long. How have the needs, the wants or the desires of your customers changed from COVID? And how are you changing right now to address these needs and being able to still get consumer insights in a different environment?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Thanks, Bob. It's a great question. Consumer-centric, that's exactly the right word for us. It is our single-minded focus and I think they are obsession. In the case of COVID-related demand, consumers are doing some interesting things. As indoor season comes along in the Northern Hemisphere, so think schools, universities, less time outside in general because of the temperature, we're seeing a considerable surge in things like air purifiers. There's tons of articles in the press, some of the scientific press, lots of recommendations now even from the CDC on the subject of indoor transmission, ventilated spaces, droplets, particles, et cetera.

So, this is a big deal and it's changing consumers' behavior. We're seeing a tremendous surge in air purifier sales that's only accelerated since Q2. So, here we are in almost the middle of Q3 and I can definitely say that that is growing considerably. We're bringing tons more capacity online, as we said in the public remark. In fact, about 50% more air purifiers on top of what we've already sold and have coming by the end of next month into our production system.

And in the case of thermometers, there's a change as well. Here, we're seeing people going from this idea of detecting temperature to now screening, and that's happening both on the consumer household side and also in institutions of all kinds. So thermometers, you may have seen it yourself. I recently went to a Apple store and with people 6-feet apart on line, the first thing they do is check your temperature. Importantly, with no-contact thermometers, which has become a big SKU for us, we're making a lot more of those as well and our production increases.

Lastly, on consumer behavior, the nesting thing has been a really big deal in Housewares, and this is good news for the company as well. We're seeing, for example, younger people, millennials and even younger households than that now, discovering sort of joys of home, joy of cooking, tooling up, gadget-ing up. And I think everyone on this call probably knows that OXO has a very positive rabbit-like quality, meaning one or two OXO items make it into the home, their quality, their excellence, the feel, consumer experience, what we call the second moment of truth; after you buy it, you use it at second moment, makes those rabbits multiply considerably within the house, and you go back a year or two later. It's kind of like Hydro Flask, you'll just see a lot of them scattered around the house.

So, that's a couple of examples of consumer habit changes. I'll give you one last one, which is around Drybar. There's quite a lot of Drybar home care happening. So, think of women at home more, fewer trips to the salon, but nonetheless on Zoom calls and other obligations and want to look good and Drybar products are just spectacular for that. People find them especially online.

<Q - Bob Labick - CJS Securities, Inc.>: Okay, great. Appreciate all that color there. And you've talked about it a number of times on the call today. Obviously, you're selling products as fast and sometimes can't even sell as many. You're selling them as fast you can make them. And you've pulled back on marketing to not exacerbate the supply constraints. Is there other areas to spend? Are you shifting your spending patterns? What other projects can you spend on and can you give us some examples of what you're doing with that marketing? Obviously, some of the marketing is flowing through – the lack of marketing is flowing through the bottom line. But are there other things you can be spending on internally?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, a ton, and there may even be some confusion on this, so I want to make sure this gets out, but I'm really glad you bring it up. Two things I'd like to say. One is we are spending heavily on the Phase II key initiatives, and it's not just marketing. And the second is that we are spending on marketing, especially in certain areas. We just don't want to stimulate short-term demand on products where we already have so much natural demand that we can't meet the supply. So, that's an ROI thing. If you've already had an overwhelming amount of orders and you can't meet every single one of them, spend short-term money to generate more of those orders is not a good return on the investment.

In the case of the other area that we're spending, think of the things that were listed in the call; infrastructure, that's IT, distribution, throughput, capability. It's also the ability to diversify our supply chain beyond just China, which is something that many people in this call were pounding the table for only a few months ago and we have been doing for some time. We're also spending a fair amount of money on hiring, especially in key areas of the company, think upstream, especially engineering, quality, product development. We're spending on product development in a big way.

And in marketing itself, there's things that don't hit the market in the very short term. So, think of content for videos, packaging, new claims, development, testing, new product testing with consumers, market research, and other areas as well as mentioned on the call. We're spending money also on the topic of culture, especially now with new people coming on board, training them in a work-from-home environment takes a little bit of extra cost, because they don't have the natural onboarding experience.

So, plenty of money going out the door. And on the subject of all of it against Phase II flywheel generators, and lastly on the marketing to be careful, not to spend to generate short-term demand if we don't see enough supply.

<A - Brian Grass - Helen of Troy Ltd.>: Hey, Bob, I'd like to add something, too. We're taking advantage of this opportunity to spend a lot operationally as well. So, we're expanding our distribution footprint. We're improving the quality of our systems and doing a lot of activities around that. And I really think the outcome is good either way. I think maybe there's focus on a little bit of compression in the back half. But I think if we have a little compression, even with that, we still get a very good outcome for the year, and we've been able to invest behind our brands.

If we aren't able to do the spending, then we're going to get a great, tremendous outcome in terms of earnings, and I think still being a very good spot with respect to demand trends and the health of the business. And we've made the investment operationally that will support the growth for the future. So, I kind of view the situation we're in as being no lose. It's just a little bit fluid. And so, when people want very precise financial projections, it's hard to give.

But it's not a bad outcome either way. It's either going to be a very strong profit result or it'll be a good profit result with investment behind our brands and investment behind the infrastructure of our business. So, I view it as can't lose in the situation. It's just a wide range of outcomes that we could have for the full year, and we want to be very transparent about that, and that's what we're trying to do.

<Q - Bob Labick - CJS Securities, Inc.>: Okay, great. No, that sounds terrific. And then last one, I promise I'll jump back in queue. But typically, back-to-school has been pretty big for Hydro Flask, so I was kind of curious. This year is, obviously, massively different than any other time. And one – kind of update on that, how that may or may not be impacting Hydro Flask? And then I can't help myself, so I also want to ask about potential customization enhancements to the Hydro Flask opportunity and kind of where that stands?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Let's start with Hydro Flask. Just tons of opportunity on Hydro Flask. We spent years building that franchise. We're doing a ton more of it right now. We use the word leaning in a couple of times in our comments and we mean it. There are some key brands that we said we are investing heavily in.

We also said that short term, there are marketing opportunities. Hydro Flask is very much one of them; in fact, almost on the top of the list. We're spending also, by the way, on our volumizer franchise, which is growing rapidly and expanding around the world, expanding on the international, we're spending on those no-contact thermometers, especially in Asia, as examples.

And then on Hydro Flask, the build-out is a big deal. It's doing extremely well in most of its markets, especially outside the United States right now happen to be on fire. And on DTC, is a huge new driver for Hydro Flask beyond what we've done already, one where we feel we could catchup considerably with what's going on in the market and we're reporting a ton of investment.

<Q - Bob Labick - CJS Securities, Inc.>: Okay, super. Well, I will jump back in and pass the questions on. Thank you.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thanks. Pleasure.

Operator: Thank you. Our next question is coming from Rupesh Parikh of Oppenheimer. Please go ahead.

<Q - Rupesh Prikh - Oppenheimer>: Good morning. Thanks for taking my question and also congrats on a nice quarter. So, I guess I want to start out with just a question on guidance. So, we look at your commentary. It suggests that either we could see expansion of 20 to 40 basis points if you can do all your spending plans are 80 to 160 basis point, if you can't. So, at least based on my estimates, that implies operating margins could be down more than 200 basis points in the back half of the year. Is that accurate?

And then is there any way to, I guess, think about whether these investments, accelerated investments maybe that you would have made in future years and you just pulled them forward to this year?

<A - Brian Grass - Helen of Troy Ltd.>: So I think it's closely directionally accurate. I mean, I didn't calculate the back half. But I think if you do the math of what we've given you, you get the outcome. So, it's really just math what happens in the back half, and that's really not our focus. Our focus is the outcome for the year and the health of the business going forward, and that's what we're striving towards.

The quarterly variability, I think, is not worth spending much time on, because it doesn't matter at the end of the day how we get there. It just matters where we get. And we want to be careful with the health of the business, and we're focused on that. But like I said previously to Bob, either outcome is very positive in our minds. Either we've used the opportunity that we've been given to invest behind the brands and we're in a very strong position going into next year, and we have a little bit of compression in the back half of the year, or we don't have the compression, we have a incredible result for the full fiscal year and we're still positioned, we believe, to do well going forward. But we are very conscious and aware of the health of our brands and so, we want to use every opportunity that we've been given with the demand surge to invest behind our brands. It's just the demand surge has been so great that we have to be a little more selective in terms of our marketing spend, because we can't drive demand where we can't meet the needs of the demand. And so, it's a very unique situation to be in and a good situation to be in, and we're figuring it out. And I think we're stewarding the brands and the business as well as we possibly can, given all the volatility.

So, I hope that answers your question. I know it's more specific about the precise compression. I think that's something to consider and know as you're doing the math of our projections, but I don't think it should be the takeaway. The takeaway should be, we're stewarding the health of our business the best we can in this environment, and I think we're in a very good place.

<Q - Rupesh Prikh - Oppenheimer>: Okay. Great. That's helpful color there. And then maybe just one follow-up question. So as we look at the Health & Home business, obviously, very strong growth in Q2. I was just curious if you could speak to sell-in versus sell-out. If you saw any restock benefit during the quarter as maybe some of your retailers ordered ahead of the key season.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It's mostly sell-in and sell-out. The demand is extremely strong, especially in four Leadership Brands that make up the vast majority of Health & Home. So, just to be clear, that's Vicks, Braun, Honeywell, and PUR. And people may have the wrong impression. They may think that somehow we don't have supply. It's not true. We have large amounts of supply. We've made them bigger and they're going to get bigger still.

What is true is that we have even larger amounts of demand, especially in the air purifiers and the thermometers. And so, what's happening is the inbound is quickly the outbound. And for retailers, what's ordered is quickly sold through. That is leading to some out-of-stocks, and that's why we called it out and you can probably see those in the marketplace.

In the case of replenishment orders, they're constant, and we're fulfilling as much of those as we humanly can. There is some allocation just because of the limited supply and as we catch up, there's less and less of that. And then in terms of the replenishment for the cold and flu season, retailers are properly positioned, I believe, for a normal cold and flu season. There is uncertainty and we called it out in our remarks about what that season will be like, for the simple reason that COVID is unusual and concurrent.

So, we'll see how that goes, but everything's in the right place. And the more that we bring in, it all sells through. And that's happening for retailers too and they're replenishing as fast as they can.

<Q - Rupesh Prikh - Oppenheimer>: Okay, great. Thank you very much for all the color. And best of luck for the balance of the year. Oh, sorry, go ahead.

<A - Brian Grass - Helen of Troy Ltd.>: Rupesh, sorry. Let me follow-up a little bit on the compression in the second half. I mean, you're pointing out I think that it seems like a big number. I want to point out that the profitability in the back half of last year was very strong too. And we had a very strong demand surge or volume surge especially in Q4, which was a little bit ahead of our expectations. And so, the profit was also ahead of our expectations and we didn't have the spending lined up to go along with that outcome.

So, hopefully, a little bit of color there. And you understand that the comparison is important as well, and that will factor into the compression. But like I said, I think either way the outcome is good for the full year and, quite honestly, even the second half, because I think we'll be positioning ourselves well for next year.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It may be time to just get real clear on this compression thing, because I think it's coming up a fair amount. And it's possible that people are having a concern that that is greater than the situation that we're really in. Think of the year as a lumpy one. We were in a situation like everyone else in the world where COVID hit hard in months like March, April, May. And we, like others, turned off some light switches and cut our spending. We had increases in margin because of that.

As the demand surged, and we saw that in Q1 and now again in Q2, we had margin expansion that's above norm and not a sustainable regular number. As we look at our Phase II investments that we originally envisioned at the beginning of the year, they are bold and they are right. And those significant investments are power the flywheel and is creating the long-term transformation that has generated so much value in this stock.

The result now is that the same management team is doing the right thing. We are using the tremendous cash flow of the company that you saw, that $171 million of free cash flow in the first half, to drive that engine in the back half. So if you starve the spending in the front half because of the lumpy COVID thing and have opportunities both on infrastructure, as well as in the marketplace, hiring of the other things I mentioned and the list I gave in the public remarks, only a fool would not do that and spend into strength.

What you'll see, as Brian pointed out, is a year that should have a tremendous outcome on top of the tremendous outcome we had last year. And the lumpiness in between is the truth of COVID. If we went and spent the rest of the year hiding under our beds and preserving that very, very high unusual margin of the first half, I think we'd be doing a tremendous disservice to the long-term trajectory of the business and to our shareholders.

<Q - Rupesh Prikh - Oppenheimer>: Okay, great. Thank you. I think that was helpful color to clear some of the confusion.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Sorry to be tough there, but I think people have this idea that short termism is somehow a good idea. We're not only managing for the long haul, but think of it this way, we plan in five-year chunks. That's our strategy. We plan in three-year chunks, that's our strategic execution. And we deliver in one-year chunks. For the last six years we've not only done that, but delivered strongly. We don't think this year will be an exception, but that lumpiness is unusual. It's COVID-driven and we are doing the right thing.

<Q - Rupesh Prikh - Oppenheimer>: Okay, great. Thank you.

Operator: Thank you. Our next question is coming from Olivia Tong of Bank of America. Please go ahead.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Great. Thanks. Good morning. I first want to talk a little bit about sales. You talked about September kind of continuing the trend that you saw in the August quarter. Can you just talk a little bit about whether the Q2 benefited from catching up to prior demand? Did the quarter benefit in any way from a pull-forward of future sales or have these trends kind of just net-net sort of any impact from timing shifts?

And then just also, obviously, I realize a number of your categories are benefiting from COVID prevention, wildfire-related demand, all these things. So, can you talk to your expectations when we do get a vaccine and what implications that might have on sales? Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. A couple things in there. So, there's backward ones, current ones, and future ones, so let me try to unpack it that way. Start with the backward ones. We did not see pull-forward. What we see is a surge in demand in Q1. We saw it again in Q2, and we saw an acceleration in Q2, not only in demand, but in people's opportunity to buy in brick-and-mortar.

As stores opened in Q2, we all saw that during months like June, July, and August, people were shopping, but frankly at a lower rate. Online continued to surge, that's the whole bricks to clicks thing and the fact that people are at home a lot more, so they're just in stores less. That's the traffic thing. So not pull-forward, but sell-through.

In terms of the surges in demand, it's correct. The COVID is driving surges in things like the health-related products, like the thermometers, air purifiers, water purifiers, etcetera. And in the case of the future, what we've seen so far in September is the same. It's just very, very strong. We're in the early days of October. And while we didn't say it in our prepared remarks, I can say, we're in a Safe Harbor here in a public call, that October is also continuing to be excellent, although we're in the early days of October.

Of course, we've re-forecasted internally and that forecast looks good. That said, there is a fog that comes with COVID. And to your point about the future, there are unknowns and we tried to call that out in our prepared remarks and be responsible about the truth of that uncertainty.

So, starting with the vaccine, there's much talk about the vaccine, but there are three questions about it that nobody knows, when, how many, and how many will take it. So, when will the vaccine come, how many doses will be available, and how many people will take it after all; not to mention how effective. I'm just assuming it will be effective. Those things are just not known, let alone the impact it may have on the cold and flu season, which people speculate about, but there's, frankly, no facts on the matter.

So, as we look at the future, what we think is that sales will remain strong. As we said in our prepared remarks, the torrid growth of the first half will moderate a bit, but people should hear the word growth. And remember, in the back half base, there was significant growth in the back half base and we see significant growth over that. So, hopefully that gives you some color on the sales side past, present, and future.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah, Olivia, it's Brian. I just want to add that Julien mentioned store closures and lower foot traffic. I want to point out that we got the results for Q2 without even having a full quarter of either stores being open or operating at full kind of traffic – with full traffic patterns, and that's still not going to continue for a while. I mean, we have – some of our retailers have same-store sales down 50% year-over-year, yet we were still able to produce the results that we did for the second quarter.

So, you're kind of asking did we accelerate anything into the second quarter, and the answer is no. In fact, I think the second quarter was dampened by the fact that we didn't have brick-and-mortar fully up and operating; probably likely won't for some time, but I think our results have shown that we can be very successful in that environment.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Great. Thanks. That's helpful. Second question for me is just – and I apologize if it appears like I'm beating a dead horse, but it does seem like the market is clearly questioning the second half margin implications. So, why shouldn't the year benefit more significantly from the sales leverage in the first half? I mean, are you adding more projects than you originally planned? If so, what are they? Because adding personnel back was – that was part of the plan pre-COVID, right?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Sticking to investments, that was the plan pre-COVID. So, why isn't there more of a incremental margin expansion planned for the year just from the fact that sales are coming in significantly better than you thought?

<A - Julien Mininberg - Helen of Troy Ltd.>: Go ahead, Brian.

<A - Brian Grass - Helen of Troy Ltd.>: Let me start, Olivia, and I think then Julien will add. Yes, we had plans pre-COVID, but we put those plans largely on the shelf for the first half of the year. So, if you're now going to take something that was going to be spread over four quarters of the year and now you're concentrating them into two quarters of the year, you will obviously have compression. I also think it's just not a right way to run a business, to take a tailwind like we've seen from COVID and not use the opportunity to invest some of that tailwind that we've received back into the business.

We've always talked about our kind of algorithm of letting 50% of our unexpected profit improvements were expected and allowing that to drop to the bottom line, and then reinvesting the other half of that. We're taking the same approach now, and we've got this situation where we weren't able to make all the expenditures or chose not to make the expenditures in the first half of the year, and we want to get back on track on a lot of that.

So, to me, it's very clear why the situation would occur with the numbers and the compression across the quarters. Our spending was very much dampened by the actions we were taking in the first half of the year. I mean, you can see it in our SG&A margin and look back at the company historically, we've never had a SG&A ratio below 25%. So, it's artificially low. We need to get our base of spending back. And, yes, we are choosing to make more investments than we had even originally planned in terms of operations and infrastructure, because we need to keep up with the amazing growth that we've had, honestly, over the last two years and half of the year this year.

So, hopefully that helps, and maybe Julien wants to add.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Just a simple thought, which is – is maybe like Sesame Street simple, so apologies if it's that simple, which is, if you look at the beginning of the year and the end, I think you'll like what you see. In the beginning of the year, we were coming off tremendous strain from last fiscal; big growth, 9.2%, and $9.30 of adjusted EPS. We had a significant incremental investments, that's what we call Bold and Right, in Phase II and they were shut down for a period of time, largely the first quarter, because of COVID.

As we started turning them back on, at the beginning of Q2, we had tremendous sales surge and that margin expansion that everybody and the market seems to be focused on. That's great news. We would be absolute fools now with better forecast in our hand, a better result in our hand, not to deliver a year that's same or even better than the one that we originally envisioned on the going-in basis.

We have the cash flow for it, we have the earnings for it, and we have the initiatives for it, and we are only spending money on things that we strongly believe in. So, if you go to the end of the year, you should get a result that's better than the one that all of the analysts envisioned, better than the one that we ourselves envisioned, and end up with a significant acceleration of a business that already was accelerating. From that standpoint, it's hard to see the problem here.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. And one last thing I'll point out is, you have things like incentive compensation that with the results that we have for the first half of the year and what we're projecting for the full year, escalate significantly because the results are so good. So the compensation has to get adjusted and that falls in the back half as well. So there are things like that that also contribute to the compression. But in our minds, it's all positive. And like Julien said, I think you're going to like the outcome at the end of the year.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Great. Thanks, guys. I'll pass it on.

Operator: Thank you. Our next question is coming from Anthony Lebiedzinski of Sidoti & Company. Please go ahead.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Yes. Good morning and thank you for taking the questions and nice to hear that, Julien, you'll be staying on for another year. And congratulations, Brian, for your pending retirement. So, just wanted to follow up. Julien, you said earlier that you'd be looking for the torrid pace of sales to moderate. Would that be mostly in the Health & Home segment or are you concerned about moderation in other segments of your business as well?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Let's make sure we're clear on the subject of moderation. We just grew 28%, so that probably qualifies for being torrid. I don't know if that's the right word, but it's fast. I can say that. And it's ahead of our expectations, as well as the consensus that was in the market.

In the case of moderation, if you look at the sales that were expected in the market, we don't think they're very far off, to be very honest, and that we are continuing to see sales coming in faster. I've mentioned a couple times that September was extremely strong for us, and October, while it's early days, so far quite good.

In terms of the stuff that's yet to come, that's where the fog of COVID comes in, and I just can't tell you how that's going to turn out. I can say that what we do see on sales looks strong, just doesn't look 28% strong. So, that's all that we meant by the word moderation. If the market heard anything else, with full respect, that they're incorrect.

And on the topic of extension of my tenure, I want to say thank you. I'm very proud of what we're doing at Helen of Troy. We are building the company to last. It has delivered. And the idea of seeing all through the transformation, both Phase I in the first five years, and now Phase II in the second five years, that would mark a 10-year run. And I would be very proud and honored to have the opportunity to take the company through the entire transformation from start to finish. So, thank you.

And with regard to Brian, he's a strong go for the full year, and we have tremendous internal capability as well in the company, in addition to the external search that we mentioned in our prepared remarks. So, we're in good hands on the CFO side now, as well as on the other side of Brian's retirement a year out.

<A - Brian Grass - Helen of Troy Ltd.>: Julien, let me just add a little bit on the compression. I think – or, sorry, the moderation of the sales in the second half. I think it's less a function of reduced demand and more a function of the comparison to the prior year. We grew 10% in the third quarter of last year, and we grew 15% in the fourth quarter of last year. Beauty grew 23%, Housewares grew 15%, and Health & Home grew 10%, or 10.5%.

So, just to be clear, the moderation in growth is less of we see demand weakening and more of it's going to be against a comparison where there was very high growth in the last year, and some of that was even COVID-related in the fourth quarter in the Health & Home business. There was early demand for thermometry even in our fourth quarter of last year and some of the other products. So, hopefully, that makes sense. It's not a weakening so much in the demand. It's more the comparison.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Got it. Okay. Thank you very much for that. And just wondering if you guys could perhaps maybe quantify the cost of additional distribution and storage facilities that you talked about in the press release. And also, as far as the impact of reversing the previous compensation reductions, is there a number you can quantify for those as well?

<A - Brian Grass - Helen of Troy Ltd.>: Well, on the distribution expense, I would say it's probably not a needle mover at the total company level. It's meaningful spend that we're having to incur to keep up with growth, and it's the right thing to do. And it bridges us into the next phase of our distribution footprint that we're in the middle of working on right now.

I think you have to understand the levels of growth that we've gone through over the last three years to appreciate why we're in the position where we need to make these investments. And we've had extensive growth and it's a good problem to have and we're making those investments and doing it in the right way.

But I wouldn't say you're going to – that is a factor for the second half of the year, but I don't think it's the highest on the list. It may be in the middle of the list or towards the bottom of the list in terms of influencing that.

And then in terms of the compensation reduction anniversary, I think the way it played out is that won't be so significant of a hurdle to overcome, because we acted quickly to restore a lot of that compensation and even we were in situations where we felt like we needed to make hires, certain hires, even though we were in the middle of a hiring freeze, because strategically and to support the business, we felt that was the right thing to do.

So, I think we've minimized the impact of the lower personnel spending in the first part of the year. It will be a factor that we have to consider for next year, but like I said, I think the way it played out, it ended up being smaller than we all thought it would be as COVID-19 began.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Got it. And then, I guess, last question for me. As far as the tax rate, can you, Brian, recap what you expect for the back half of the year for tax rate and then for fiscal 2022?

<A - Brian Grass - Helen of Troy Ltd.>: Sure. The back half of the year consistent with where we normally are, think 10% – 9%, 10%, 11%, and it'll bounce around quarter-to-quarter in that range. And then, as I mentioned, there is a change with respect to our Macau entity and the tax regulations there, where we will now, going into next fiscal year, be subject to the corporate tax rate there, whereas in the past we had zero tax rate there.

And that's a massive change, but we were able to structure and do our transfer pricing analysis in a way where the total consolidated effective tax rate impact will only be 1.5 to 2 percentage points going into next year. So you could take where we are, call it 10-ish, maybe a little lower, and then add 1.5 to 2 percentage points to that. And that should be kind of our ongoing effective tax rate.

<Q - Anthony C. Lebiedzinski - Sidoti & Co. LLC>: Got it. Okay. Well, thank you and best of luck.

<A - Brian Grass - Helen of Troy Ltd.>: Thank you.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thank you, Anthony.

Operator: Thank you. [Operator Instructions] Our next question is coming from Linda Bolton Weiser of D.A. Davidson. Please go ahead.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Hi. How are you? And congratulations on the quarter and your personal news. Can I just ask you about, when you talked about the second half of last year and the hard comparisons, if you actually look back, it looked like you had margin decline in the fourth fiscal quarter last year and it was because it looked like the SG&A spending was actually really high. SG&A was up 33% year-over-year. So, can you remind us what happened in the fourth quarter of last year? Was that marketing spending, or was that compensation expense, or what was that exactly in the fourth quarter of last year?

<A - Brian Grass - Helen of Troy Ltd.>: Fourth quarter – and you're right, Linda, I'll also point out that the third quarter of last year, the margins were extremely high. So, high margin, Q3; lower margin in Q4, you're right. I think if you blend the two together, you get more of a normalized margin for us. And so, yes, there were shifts in spend, less spending in Q3 and more spending in Q4. And what we did in Q4, as we saw the results in Q3 and made very conscious decisions in Q4 to spend into the strength that we were seeing. And we likely would have continued that trend going into Q1 and Q2 of this year, but because of COVID, we had to readjust.

So, hopefully that makes sense to you. We saw the result for Q3, and we had a good outlook for the remainder of the year. We made decisions to spend into the business in Q4, and that's why the Q4 margin is lower than normal. But I think if you look at both of those two quarters together, it's a more normalized margin.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Okay. Thanks. I'll leave it there. Thank you.

<A - Brian Grass - Helen of Troy Ltd.>: Welcome.

Operator: Thank you. Our next question is coming from Steve Marotta of C.L. King. Please go ahead.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Good morning, Julien and Brian. In the interest of time, I'll ask one very quick question. As it pertains, I believe, Julien, you mentioned the share repurchase as one potential outcome for capital use. Can you talk a little bit about if that has been officially suspended during COVID, if it has been unsuspended, if it was never suspended, and what the balance of that share repurchase plan might be?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Yeah, good. Thanks and hi, Steven. Thanks for asking that. In the early days of COVID, we didn't feel comfortable on the topic of share repurchase, even though the stock was greatly depressed along with the rest of the entire securities market; just too much uncertainty and we didn't know what was to come. We also couldn't give guidance at that time and not even the pretty significant breadcrumbs that we've put out today. The first quarterly report, the one we gave in July, we gave much more news about what we were seeing in terms of trends and signals about where we were on the business, but nonetheless, as you can tell from today's announcements, did not buy back stock.

In terms of where we are now without telegraphing in any way, I can simply say that we have put out a pretty strong result in the first half and we've given you as much visibility as we can for the second half. So, even in the absence of guidance on were we to make the decision to buy back stock, we would feel very comfortable doing so. And the market has given a keen understanding where we stand past, present, and our visibility for the future.

And with regard to the capital allocation, you see our balance sheet and also our cash flow. I'd like to remind everyone here that we're entering the strongest cash flow part of the year, which traditionally is the back half. So, that's likely to be an accelerant for us from a balance sheet standpoint. You see our debt ratios as well. Our net debt ratio that we just reported is 0.5 turn, I believe and, Brian, to please confirm, and we're about to generate a lot more cash, assuming the second half of the year goes well.

And so, even with the investments that we're making, which I again remind, these were the original investments that we planned at the beginning of the year. It just got lumpy, meaning less in the first half, more in the second half, I just can't emphasize it enough. We believe that the full visibility is there and were we to buy back stock, we'll do so without concern.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Helpful. Thank you.

Operator: Thank you. At this time, I'd like to turn the floor back over to Mr. Mininberg for closing comments.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Well, thank you, everybody, for joining us. We really appreciate it. Thank you for listening. It was simply an outstanding quarter and not just an outstanding quarter, but an outstanding first half. We like very much where we stand. We believe we're making all the right choices on what to do going forward. That said, there is uncertainty out there and I hope we communicated it responsibly today. We look forward to speaking to many of you in the coming days and weeks and updating you on our progress. Our next report will be of our results for the third quarter and that will come on the traditional timing in January. So with that, thank you very much.

Operator: Ladies and gentlemen, thank you for your participation. This concludes today's event. You may disconnect your lines or log off the webcast at this time and have a wonderful day.